May 20, 1997



                            LIBERTY MEDIA CORPORATION
                       8101 East Prentice Avenue, Suite 500
                            Englewood, Colorado  80111



         Mr. Barry Diller
         1940 Coldwater Canyon
         Beverly Hills, California  90210

         Dear Sir:

                   Reference is made to the agreement between Liberty Media Corporation ("Liberty") and Barry Diller ("Diller"), dated as of August 24, 1995 (the "August 1995 Agreement"), as amended by the letter agreement dated August 25, 1996 (the "August 1996 Amendment," and collectively with the August 1995 Agreement, the "Agreement") relating to the securities of HSN, Inc. ("HSNi") (formerly known as Silver King communications, Inc.). Capitalized terms not otherwise defined in this letter agreement shall have the meanings ascribed to such terms in the Agreement.

                   In connection with the execution and delivery of the Stock Exchange Agreement between Paul G. Allen ("Allen") and HSNi, Liberty and Diller have been requested to enter into a stockholders agreement (the "Stockholders Agreement") pursuant to which, among other things, each of Liberty and Diller would be obligated to vote any shares of HSNi over which it possessed voting power in favor of the election as a director to the HSNi Board of Directors of Allen or his designee (the "Allen Desig-nee").

                   For purposes of clarifying the status of the Allen Designee as between Diller and Liberty for purposes of the Agreement, you and we hereby agree as follows:

                   1. For purposes of determining the number of direc-tors to be designated by Diller or Liberty (whichever person is then entitled to designate a majority of the members of the Board of Direc-tors pursuant to Section 3 of the August 1996 Amendment), the Allen Designee shall not be con-sidered to be a designee of either Liberty or Diller.


         Mr. Barry Diller
         May 20, 1997
         Page 1


                   2. The voting of shares and the actions to be taken by director designees of Liberty pursuant to
                        Section 2 of the Stockholders Agreement shall not constitute the basis for Diller's declara-tion of a Management Election pursuant to Sec-tion 3 of the August 1996 Amendment.

                   If the foregoing is acceptable to you, please execute the copy of this agreement in the space below, at which time this letter agreement will constitute a binding agreement be-tween us.

                                          Very truly yours,

                                          LIBERTY MEDIA CORPORATION



                                          By:
                                               Name:   Robert R. Bennett
                                               Title:  President


         ACCEPTED AND AGREED
         this 20th day of May, 1997



         By:  /s/ Barry Diller
              Barry Diller